X-SQUARE BALANCED FUND, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of X-SQUARE BALANCED FUND, LLC (the "Fund") is dated and effective as of January 29th, 2019 by and among the Fund, X-Square Capital, LLC, each current member of the Board of Managers of the Fund, and each person hereinafter admitted to the Fund and reflected on the books of the Fund as a Shareholder (collectively, the "Parties").

WHEREAS, the Fund heretofore has been formed as a limited liability company under Chapter XIX of the Puerto Rico General Corporations Act, as amended, pursuant to that certain Certificate of Formation dated as of December 24, 2018 and filed with the Secretary of State of the Commonwealth of Puerto Rico on December 24, 2018;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

The following definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement:

Section 1.1 "Account" means with respect to each Shareholder, the account established and maintained on behalf of such Shareholder pursuant to Section 5.3 hereof.

Section 1.2 "Accounting Period" means the period beginning upon the commencement of operations of the Fund and, thereafter, each period beginning on the day after the last day of the preceding Accounting Period and ending on the first to occur of the following: (i) the last day of each calendar month; (ii) the last day of each taxable year of the Fund; (iii) the day preceding the effective date on which a contribution of capital is made to the Fund; (iv) the Valuation Date with respect to any repurchase of Shares by the Fund, or the day preceding the effective date of any redemption of any Share or portion thereof of any Shareholder or the complete withdrawal by a Shareholder; (v) the day preceding the day on which a substituted Shareholder is admitted to the Fund; or (vi) the effective date on which any amount is credited to or debited from the Account of any Shareholder other than an amount to be credited to or debited from the Accounts of all Shareholders in accordance with their respective Investment Percentages. The Fund's final Accounting Period shall end on the effective date of the dissolution of the Fund.

Section 1.3 "Administration Agreement" means the administration agreement entered into between the Administrator and the Fund under which the Administrator will provide certain administrative services to the Fund in exchange for certain fees, as amended or restated from time to time.

Section 1.4 "Administration Fee" means the fee paid to the Administrator for its services out of the Fund's assets.

Section 1.5 "Administrator" means X-Square Capital, LLC, or any person who may hereafter, directly or indirectly, succeed or replace X-Square Capital, LLC as the administrator of the Fund.

Section 1.6 "Adviser" means X-Square Capital, LLC, a Puerto Rico limited liability company], or any person who may hereafter directly or indirectly, succeed or replace X-Square Capital, LLC as investment adviser of the Fund.

Section 1.7 "Advisers Act" means the Investment Advisers Act of 1940, as amended and the rules, regulations and orders thereunder from time to time, or any successor law.

Section 1.8 "Affiliate" means "affiliated person" as such term is defined in the Investment Company Act.

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Section 1.9 "Agreement" means this Limited Liability Company Agreement, as amended or restated from time to time.

Section 1.10 "Board of Managers" means the Board of Managers established pursuant to Section 2.6 hereof. The Board of Managers also shall be known as the "Board of Directors."

Section 1.11 "Capital Contribution" means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Shareholder.

Section 1.12 "Certificate" means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the Commonwealth of Puerto Rico.

Section 1.13 "Class" means any division of Shares, which Class is or has been established in accordance with the provisions of Section 3.1(d) hereof.

Section 1.14 "Code" means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Section 1.15 "Confidential Information" shall have the meaning set forth in Section 8.10.

Section 1.16 "Distributor" means ALPS Distributors, Inc., or any person who may hereafter directly or indirectly succeed or replace ALPS Distributors, Inc. as the distributor of the Fund.

Section 1.17 "Distribution Agreement" means the distribution agreement entered into between the Distributor and the Fund, as amended or restated from time to time.

Section 1.18 "Extraordinary Expenses" means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund's rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations described under Section 3.7 of this Agreement); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of Shareholders (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.

Section 1.19 "FATCA" means the United State Foreign Account Tax Compliance Act of 2010 or similar law;

Section 1.20 "Fiscal Year" means the period beginning on the commencement of operations of the Fund and ending on the final business day of the calendar year, following such date, and thereafter each period commencing on January 2nd of each year and ending on December 31st of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Managers shall designate another fiscal year for the Fund.

Section 1.21 "Form N-1A" means the Fund's Registration Statement on Form N-1A filed with the Securities and Exchange Commission, as amended from time to time.

Section 1.22 "Fund" means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Section 1.23 "Independent Managers" means those Managers who are not "interested persons" of the Fund as such term is defined in the Investment Company Act. Independent Managers also shall be known as "Independent Directors."

Section 1.24 "Initial Closing Date" means the first date on or as of which a Shareholder other than X-Square Capital, LLC is admitted to the Fund.

Section 1.25 "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section 1.26 "Investment Management Agreement" means the investment management agreement entered into between the Fund and the Adviser, as amended or restated from time to time.

Section 1.27 "Investment Percentage” means for each Shareholder, as of any date of determination, (i) in the case of such Shareholder's ownership interest in the Fund, a percentage determined by dividing the number of Shares owned by such Shareholder as of such date by the total number of outstanding Shares owned by all Shareholders as of such date, and (ii) if more than one Class is outstanding, in the case of such Shareholder's ownership interest in such Class, a percentage determined by dividing the number of Shares owned by such Shareholder as of such date by the total number of outstanding Shares of such Class owned by all Shareholders as of such date. Each such percentage shall be expressed as a decimal carried out to at least the third decimal place.

Section 1.28 "Losses” shall have the meaning set forth in Section 3.7.

Section 1.29 "Manager" means each natural person who serves on the Board of Managers and any other natural person who, from time to time, pursuant to the terms of this Agreement shall serve on the Board of Managers. Each Manager shall constitute a "manager" of the Fund within the meaning of the PR Act. Managers also shall be known as "Directors."

Section 1.30 "Net Asset Value" means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. The Net Asset Value of each Class will be calculated separately in order to reflect the fees and expenses applicable to such Class.

Section 1.31 "Organizational Expenses" means the expenses incurred by the Fund in connection with its formation, its initial registration as an investment company under the Investment Company Act, and the initial offering of Shares.

Section 1.32 "Organizational Shareholder” means X-Square Capital, LLC

Section 1.33 "Person" or "person" means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

Section 1.34 PR Act means the Puerto Rico General Corporations Law, as amended.

Section 1.35 "PR Code" means the Puerto Rico Internal Revenue Code of 2011, as amended.

Section 1.36 "PR Code Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the PR Code.

Section 1.37 "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

Section 1.38 "Securities" means securities (including, without limitation, equities, debt obligations, options, other "securities" as that term is defined in Section 2(a)(36) of the Investment Company Act), and other financial instruments of United States and non-U.S. entities and commodities, including, without limitation, capital stock; shares of beneficial interests; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and debt securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements including brokerage account agreements relating to or securing such transactions; equipment lease certificates, equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; open and closed-end registered and unregistered investment companies; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

Section 1.39 "Securities Transactions" shall have the meaning set forth in Section 2.5.

Section 1.40 "Shareholder" means any person who shall have been admitted to the Fund as a shareholder in such person's capacity as a shareholder of the Fund. For purposes of the PR Act, there are no classes or groups of Shareholders other than those established in accordance with the provisions of Section 3.1(d) hereof.

Section 1.41 "Shares" means the equal proportionate units into which the limited liability company ownership interests of all Shareholders, including X-Square Capital, LLC, or other person to whom a Share or portion thereof has been transferred pursuant to Section 4.3 hereof, are divided from time to time or, if more than one Class is authorized in accordance with Section 3.1(d) hereof, the equal proportionate units into which each Class shall be divided from time to time, each of which represents an ownership interest in the Fund that is equal in all respects to all other Shares of the same Class .

Section 1.42 "Sub-Administrator" means ALPS Fund Services, Inc., or any person who may hereafter, directly or indirectly, succeed or replace ALPS Fund Services, Inc as the sub-administrator of the Fund.

Section 1.43 "Sub-Administration Agreement" means the sub-administration agreement entered into among the fund, the Administrator and the Sub-Administrator under which the -Sub-Administrator will provide certain administrative services to the Fund in exchange for certain fees, as amended or restated from time to time.

Section 1.44 "Sub-Administration Fee" means the fee paid to the Sub-Administrator for its services out of the Fund's assets.

Section 1.45 "Transfer" means the assignment, transfer, sale, encumbrance, pledge or other disposition of any Shares; verbs, adverbs or adjectives such as "Transfers," "Transferred" and "Transferring" shall have correlative meanings.

Section 1.46 "Valuation Date" means a date on which the value of Shares being repurchased will be determined by the Board of Managers in its sole discretion.

Section 1.47 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

ARTICLE II

ORGANIZATION; ADMISSION OF SHAREHOLDERS; BOARD OF MANAGERS

Section 2.1 Formation of Limited Liability Company. The Parties accept, adopt and ratify, as the statutory articles of organization of the Fund, the Certificate filed with the Secretary of State of the Commonwealth of Puerto Rico on December 24, 2018, pursuant to the PR Act and hereby authorize the Organizational Shareholder and any other person designated by the Board of Managers to execute and deliver all documents and to take all other actions appropriate to effect, evidence and perfect such acceptance, adoption and ratification. The Board of Managers shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the Commonwealth of Puerto Rico or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

Section 2.2 Name. (Subject to the limited license granted under the Investment Management Agreement), the name of the Fund shall be "X-SQUARE BALANCED FUND, LLC" or such other name as the Board of Managers hereafter may adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the PR Act and (ii) sending notice thereof to each Shareholder. The Fund's business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board of Managers.

Section 2.3 Resident Agent and Designated Office. The Fund shall have its principal office, at Popular Center, Suite 1111, 208 Ponce de Leon Avenue, San Juan, Puerto Rico, 00918, or at such other place designated from time to time by the Board of Managers and the initial resident agent at such address for service of process is the Adviser.

Section 2.4 Duration. The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the Commonwealth and shall continue indefinitely unless dissolved pursuant to Section 6.1 hereof.

Section 2.5 Business of the Fund. The business of the Fund is (i) to purchase, sell (including short sales), invest, and trade in Securities (collectively, "Securities Transactions") and (ii) to engage in any financial or derivative transactions relating thereto or otherwise (iii) operate as an "open-end" investment company in accordance with the Investment Company Act and (iv) to transact in any and all lawful business for which limited liability companies may be organized under the PR Act. The officers of the Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or advisable to carry out the Fund's objectives or business.

Section 2.6 The Board of Managers.

(a)       Prior to the Initial Closing Date, the Organizational Shareholder, in its sole discretion, designated and elected persons to serve as Managers on the Board of Managers. Each Manager has agreed to be bound by all of the terms of this Agreement applicable to Managers. The Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers by Shareholders, designate as a Manager any person who shall agree to the provisions of this Agreement pertaining to the obligations of Managers. Any person who shall hold himself or herself out as a Manager or acts in such capacity shall be deemed to have agreed to the provisions of this Agreement pertaining to the obligations of a Manager whether or not such person executes a written agreement to such effect. The number of Managers shall be one (1) or such other number as shall be fixed from time to time by the Board of Managers. The Board of Managers shall also be known as the Board of Directors of the Fund, Managers also shall be known as Directors of the Fund, and Independent Managers also shall be known as Independent Directors of the Fund.

(b)       Each Manager shall serve as a Manager for the duration of the term of the Fund, subject to any limitation on the term of services imposed by any retirement plan adopted by the Board of Manager and Section 4.2 hereof. If any vacancy in the position of a Manager occurs for any reason, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the Investment Company Act, unless the Board of Managers determines, in accordance with Section 2.6(a), to decrease the size of the Board of Managers to the number of remaining Managers, so long as immediately after such appointment at least two-thirds of the Managers then serving would have been elected by shareholders. The Managers may call a meeting of Shareholders to fill any vacancy in the position of Manager, and shall do so when required by the Investment Company Act, within 60 days after any date on which Managers who were elected by the Shareholders cease to constitute a majority of the Managers then serving on the Board of Managers. An appointment of a Manager may be made by the Managers then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Managers effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in number of Managers.

(c)       In the event that no Manager remains, the Adviser shall promptly call a meeting of the Shareholders, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers. If the Shareholders shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

(d)       Any Manager may, by power of attorney, delegate his or her power to the extent permitted by the Investment Company Act to any other Manager or Managers, provided that in no case shall less than two Managers personally exercise the other powers hereunder except as herein otherwise expressly provided or unless there is only one or two Managers.

(e)       Except to the extent required by the Investment Company Act or, if determined to be necessary or appropriate by the other Managers under circumstances which would justify his or her removal for cause, no person ceasing to be a Manager for reasons including, but not limited to, death, resignation, retirement, removal or incapacity (nor the estate of any such person) shall be required to make an accounting to the Shareholders or remaining Managers upon such cessation.

Section 2.7 Shareholders. The Board of Managers may admit one or more Shareholders as of the beginning of each business day or at such other times as the Board of Managers may determine. A Person may be admitted to the Fund as a Shareholder without having signed this Agreement. This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Shareholder. The Board of Managers, in its sole and absolute discretion, may reject requests to purchase Shares. The Board of Managers may, in its sole discretion, suspend or terminate the offering of the Shares at any time. The books and records of the Fund shall be revised to reflect the name and Capital Contribution of each Shareholder that is admitted to the Fund.

Section 2.8 Organizational Shareholder. The initial Capital Contribution to the Fund by the Organizational Shareholder shall be represented by Shares. Upon the admission to the Fund of any additional Shareholder pursuant to Section 2.7, the Organizational Shareholder shall become entitled to the return of all or a portion of its Capital Contribution, if any, without interest or deduction, and to withdraw from the Fund.

Section 2.9 Both Managers and Shareholders. A Shareholder may at the same time be a Manager and a Shareholder, or the Adviser and a Shareholder, in which event such Shareholder's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the PR Act.

Section 2.10 Limited Liability. Except as otherwise provided under applicable law or in this Agreement, each Shareholder will be liable for the debts, obligations and liabilities of the Fund only to the extent of its Account balance. To the fullest extent permitted under applicable law, the Managers and the Adviser shall not be liable for the Fund's debts, obligations and liabilities.

ARTICLE III

MANAGEMENT

Section 3.1 Management and Control.

(a)       Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of "managers" under the PR Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager's authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Puerto Rico corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each Manager of an open- end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an "interested person" of such company as such term is defined in the Investment Company Act. During any period in which the Fund shall have no Managers, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Managers are elected by the Shareholders or the Fund is dissolved in accordance with Section 6.1. Nothing herein shall prohibit a Manager from being a Shareholder.

(b)       Shareholders shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Shareholders shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the PR Act.

(c)       The Board of Managers may delegate to any Person, including without limitation the officers of the Fund designated pursuant to Section 3.2(c), the Adviser or any committee of the Board of Managers, any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law.

(d)       The Board of Managers shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of (i) the Shareholders or (ii) the Shareholders holding any Class, to create, establish and designate, and to change in any manner, one or more Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Managers may from time to time determine, to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time, and to take such other action with respect to the Shares as the Managers may deem desirable. Unless another time is specified by the Managers, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Board of Managers setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution.

Section 3.2 Actions by the Board of Managers.

(a)       Unless otherwise provided in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers(which majority shall include any requisite number of Independent Managers required by the Investment Company Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the Investment Company Act, in person or by conference telecommunications equipment) or (ii) by the written consent of a majority of the Managers without a meeting, if permissible under the Investment Company Act.

(b)       The Board of Managers may designate from time to time a chairman who shall preside at all meetings. Meetings of the Board of Managers may be called by the chairman, the president of the Fund, or any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by conference telecommunications equipment, except where in person attendance at a meeting is required by the Investment Company Act. Except as otherwise required, one- third, but not less than two, of the Managers shall constitute a quorum at any meeting unless there is only one Manager.

(c)       The Board of Managers may designate from time to time agents and employees of the Fund or other Persons, including without limitation employees of the Adviser or its Affiliates, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Puerto Rico corporation, and designate them as officers of the Fund with such titles as the Board of Managers shall determine.

Section 3.3 Meetings of Shareholders.

(a)       The Shareholders shall have power to vote only: (a) for the election of one or more Managers in order to comply with the provisions of the Investment Company Act (including Section 16(a) thereof); (b) [with respect to any contract entered into by the Fund to the extent required by the Investment Company Act]; (c) with respect to termination of the Fund or Class thereof to the extent required by applicable law; and (d) with respect to such additional matters relating to the Fund as may be required by this Agreement or any registration of the Fund as an investment company under the Investment Company Act or as the Board of Managers may consider necessary or desirable.

(b)       Actions requiring the vote of the Shareholders may be taken at any duly constituted meeting of the Shareholders at which a quorum is present. Except as otherwise provided in Section 2.6 hereof, meetings of the Shareholders may be called by the Board of Managers or by Shareholders holding a majority of the total number of votes eligible to be cast by all Shareholders as determined pursuant to clause (d) of this Section 3.3, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Shareholder entitled to vote at the meeting within a reasonable time prior thereto.

Failure to receive notice of a meeting on the part of any Shareholder shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. The presence in person or by proxy of Shareholders holding a majority of the total number of votes eligible to be cast by all Shareholders as of the record date shall constitute a quorum at any meeting, unless a larger percentage is required by law or by this Agreement. In the absence of a quorum, a meeting of the Shareholders may be adjourned by action of a majority of the Shareholders present in person or by proxy without additional notice to the Shareholders. Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Shareholders shall be elected as Managers, and (ii) all other actions of the Shareholders taken at a meeting shall require the affirmative vote of Shareholders holding a majority of the total number of votes eligible to be cast by those Shareholders who are present in person or by proxy at such meeting.

(c)       On each matter submitted to a vote of Shareholders, unless the Board of Managers determines otherwise, holders of Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the Investment Company Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board of Managers determines that this sub- clause (ii) shall not apply in a particular case, to the extent that a matter referred to in sub-clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the holders of Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote.

(c)       Each Shareholder shall be entitled to cast at any meeting of Shareholders a number of votes equivalent to such Shareholder's Investment Percentage. The Board of Managers shall establish a record date not less than 10 nor more than 120 days prior to the date of any meeting of Shareholders to determine eligibility to vote at such meeting and the number of votes which each Shareholder will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Shareholder and the number of votes that each Shareholder will be entitled to cast at the meeting.

(d)       A Shareholder may vote at any meeting of Shareholders by a proxy properly executed in writing by the Shareholder and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Shareholder executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Shareholder executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Shareholders that is permitted to be taken at a meeting of the Shareholders may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Shareholders holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

Section 3.4 Custody of Assets of the Fund. The physical possession of all funds, Securities or other property of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the Investment Company Act and the Advisers Act. The Board of Managers may in its discretion from time to time enter into one or more contracts whereby the other party or parties undertakes to act as depository for and to maintain custody of the property of the Fund or any Class and accounting records in connection therewith. The contract or contracts shall be on such terms and conditions as the Board of Managers may in its discretion determine.

Section 3.5 Other Activities.

(a)       None of the Managers shall be required to devote his or her full time to the affairs of the Fund, but each shall devote such time as may reasonably be required to perform his or her obligations as a Manager.

(b)       Any Shareholder, Manager, the Adviser or any of their Affiliates, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as managers, officers, employees, advisers or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No other Shareholder or Manager shall have any rights in or to such activities, or any profits derived therefrom.

Section 3.6 Duty of Care.

(a)       No Manager, former Manager, officer or former officer of the Fund shall be liable to the Fund or to any of its Shareholders for any loss or damage occasioned by any act or omission in the performance of such person's services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance or gross negligence involved in the conduct of such person's office or as otherwise required by applicable law.

(b)       A Shareholder not in breach of any obligation hereunder or under any agreement pursuant to which the Shareholder subscribed for one or more Shares shall be liable to the Fund, any other Shareholder, or third parties only as provided in this Agreement.

Section 3.7 Indemnification.

(a)       To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager, former Manager, officer and former officer of the Fund (including for this purpose their executors, heirs, assigns, successors or other legal representatives) from and against all losses, charges, claims, expenses, assessments, damages, costs and liabilities (collectively, "Losses"), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or officer of the Fund, as applicable, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law. Any manager of the Fund appointed by the Organizational Shareholder prior to the effectiveness of this Agreement shall be deemed to be a "Manager" for purposes of this Section 3.7.

(b)       Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.

(c)       Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee's office.

(d)       As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Managers (excluding any Manager who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee's office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee's office.

(e)       In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(f)       An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(g)       The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager, officer of the Fund or other person.

(h)       To the extent permitted by applicable law, the Adviser, the Distributor, the Administrator and the Sub-Administrator and any other party serving as the investment adviser, the distributor, administrator or sub-administrator of the Fund or providing other services to the Fund shall be entitled to indemnification from the Fund upon such terms and subject to such conditions and exceptions, and with such entitlement to have recourse to the assets of the Fund with a view to meeting and discharging the cost thereof as may be provided under the Investment Management Agreement, the Distribution Agreement, the Administration Agreement, the Sub-Administration Agreement or any agreement between any such party and the Fund.

Section 3.8 Fees, Expenses and Reimbursement.

(a)       Subject to applicable law, the Adviser shall be entitled to receive such fees per services provided to the Fund as may be agreed to by the Adviser and the Fund pursuant to the Investment Management Agreement or such other agreements relating to such services.

(b)       The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of the Adviser or any of its Affiliates for his or her services hereunder. In addition, the Fund shall reimburse the Managers for reasonable travel and other out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c)       The Fund shall bear all expenses incurred in its business or operations, other than those specifically assumed by another person. Expenses to be borne by the Fund include, but are not limited to, the following:

(i) fees and expenses in connection with the organization of the Fund and the offering and issuance of Shares;

(ii) all fees and expenses reasonably incurred in connection with the operation of the Fund such as direct and indirect expenses related to the assessment of prospective investments (whether or not such investments are consummated), investment structuring, corporate action, travel associated with due diligence and monitoring activities and enforcing the Fund's rights in respect of such investments;

(iii) quotation or valuation expenses;

(iv) the Investment Management Fee and any Incentive Fee;

(v) the Administration Fee and the Sub-Administration Fee;

(vi) brokerage commissions;

(vii) interest and fees on any borrowings by the Fund;

(viii) professional fees (including, without limitation, expenses of consultants, experts and specialists);

(ix) research expenses;

(x) fees and expenses of outside tax or legal counsel (including fees and expense associated with the review of documentation for prospective investments by the Fund), including foreign counsel;

(xi) accounting, auditing and tax preparation expenses;

(xii) fees and expenses in connection with repurchase offers and any repurchases or redemptions of Shares;

(xiii) taxes and governmental fees (including tax preparation fees);

(xiv) fees and expenses of any custodian, sub-custodian, transfer agent, and registrar, and any other agent of the Fund;

(xv) all costs and charges for equipment or services used in communicating information regarding the Fund's transactions with any custodian or other agent engaged by the Fund;

(xvi) bank service fees;

(xvii) costs and expenses relating to the amendment of this Agreement or the Fund's other organizational documents;

(xviii) expenses of preparing, amending, printing, and distributing confidential memoranda, Statements of Additional Information (and any supplements or amendments thereto), reports, notices, websites, other communications to Shareholders, and proxy materials;

(xix) expenses of preparing, printing, and filing reports and other documents with government agencies;

(xx) expenses of Shareholders' meetings, including the solicitation of proxies in connection therewith;

(xxi) expenses of corporate data processing and related services;

(xxii) Shareholder recordkeeping and Shareholder account services, fees, and disbursements;

(xxiii) expenses relating to investor and public relations; its Affiliates;

(xxiv) fees and expenses of the members of the Board of Managers who are not employees of the Adviser or

(xxv) insurance premiums;

(xxvi) Extraordinary Expenses; and

(xxvii) all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

The Adviser and each of its Affiliates shall be entitled to reimbursement from the Fund for any of the above expenses that they pay on behalf of the Fund.

(d) The Fund may, alone or in conjunction with the Adviser, its Affiliates or any investment vehicles or accounts for which the Adviser or any Affiliate of the Adviser acts as general partner, managing member or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

ARTICLE IV

TERMINATION OF STATUS OF THE ADVISER AND MANAGERS; TRANSFERS AND REDEMPTIONS

Section 4.1 Termination of Status of a Manager. The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days' prior written notice to the other Managers, unless the other Managers waive such notice); (iv) shall be removed under Section 4.2 hereof; (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; (viii) shall have reached the mandatory age for retirement of a Manager that may from time to time be established by the Board of Managers; or (ix) shall otherwise cease to be a Manager of the Fund under the PR Act.

Section 4.2 Removal of the Managers. Any Manager may be removed with or without cause either by the vote or written consent of at least two thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Shareholders holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Shareholders.

Section 4.3 Transfer of Shares. Except as otherwise provided by the Managers, Shares shall be transferable on the records of the Fund only by the record holder thereof or by his or her agent thereunto duly authorized in writing, upon delivery to the Managers or the Fund's transfer agent of a duly executed instrument of transfer and such evidence of the genuineness of such execution and authorization and of such other matters as may be required by the Managers. Upon such delivery the transfer shall be recorded on the register of the Fund. Until such record is made, the Shareholder of record shall be deemed to be the holder of such Shares for all purposes hereunder and neither the Managers nor the Fund, nor any transfer agent or registrar nor any officer, employee or agent of the Fund shall be affected by any notice of the proposed transfer.

Section 4.4 Redemption of Shares. All Shares issued by the Fund shall be subject to redemption by the Fund, at the Net Asset Value thereof as determined by the Board of Managers, in accordance with any applicable provisions of this Agreement and the Investment Company Act, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Managers. Unless extraordinary circumstances exist, payment for said Shares shall be made by the Fund to the Shareholder in accordance with applicable law or as otherwise required by any governmental authority. The obligation set forth in this Section 4.4 is subject to the provision that, in the event that any time the New York Stock Exchange (the "NYSE") (or Puerto Rico commercial banks) are closed for other than weekends or holidays, or if permitted by the rules and regulations or an order of the U.S. Securities and Exchange Commission (the "Commission") during periods when trading on the NYSE is restricted or during any emergency which makes it impracticable for the Fund to dispose of the investments of the Fund or to determine fairly the value of the net assets held by the Fund or during any other period permitted by order of the Commission or by any other governmental authority for the protection of investors, such obligation may be suspended or postponed by the Board of Managers. In the case of a suspension of the right of redemption as provided herein, a stockholder may either withdraw the request for redemption or receive payment based on the net asset value per share next determined after the termination of such suspension pursuant to applicable provisions of this Agreement.

Section 4.5 Mandatory Redemption. The Fund shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof, unless otherwise permitted by the Investment Company Act, for any reason under the terms established by the Board of Managers from time to time including but not limited to: (i) if at such time such Shareholder owns Shares having an aggregate net asset value of less than an amount determined from time to time by the Board of Managers; (ii) to the extent that such Shareholder owns Shares equal to or in excess of a percentage of the outstanding Shares determined from time to time by the Board of Managers; (iii) the failure of a Shareholder to supply a tax identification number or other identification or if the Fund is unable to verify a Shareholder’s identity; (iv) the failure of a Shareholder to pay when due the purchase price of Shares; (v) when the Fund is requested or compelled to do so by governmental authority; or (vi) the determination by the Board of Managers or pursuant to policies and procedures adopted by the Board of Managers that ownership of Shares is not in the best interest of the remaining Shareholders of the Fund or applicable Class.

Section 4.6 Redemption of Shares to Qualify as a Regulated Investment Company. If the Board of Managers shall, at any time and in good faith, be of the opinion that direct or indirect ownership of Shares has or may become concentrated in any Person to an extent that would disqualify the Fund as a regulated investment company under the Code, then the Board of Managers shall have the power (but not the obligation) by lot or other means deemed equitable by them (i) to call for redemption by any such Person of a number, or principal amount, of Shares sufficient to maintain or bring the direct or indirect ownership of Shares into conformity with the requirements for such qualification and (ii) to refuse to transfer or issue Shares to any Person whose acquisition of Shares in question would result in such disqualification. The redemption shall be effected at the redemption price and in the manner provided herein. The holders of Shares shall upon demand disclose to the Board of Managers in writing such information with respect to direct and indirect ownership of Shares as the Board of Managers deems necessary to comply with the requirements of any taxing authority.

Section 4.7 No Preemptive Rights. Shareholders shall have no preemptive or other similar rights to subscribe to any additional Shares or other securities issued by the Fund or the Board of Managers, whether of the same or another Class.

Section 4.8 Conversion Rights. The Board of Managers shall have the authority to provide from time to time that the holders of Shares of any Class shall have the right to convert or exchange said Shares for or into Shares of one or more other Classes in accordance with such requirements and procedures as may be established from time to time by the Board of Managers.

ARTICLE V

CAPITAL

Section 5.1 Contributions to Capital.

(a)       The minimum initial contribution of each Shareholder (other than the Organizational Shareholder or Adviser) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund's Form N-1A or such other amounts as the Board of Managers may determine from time to time, in its sole discretion. The amount of the initial contribution of each Shareholder shall be recorded on the books and records of the Fund upon acceptance as a Capital Contribution. The Managers shall not be entitled to make Capital Contributions as Managers of the Fund, but may make Capital Contributions as Shareholders. The Adviser and its Affiliates may make Capital Contributions as Shareholders.

(b)       Shareholders may make additional Capital Contributions, effective as of such times as the Board of Managers in its sole discretion, may permit, subject to the limitations applicable to the admission of Shareholders pursuant to this Agreement. The minimum additional Capital Contribution of each Shareholder (other than the Adviser and its Affiliates) shall be the amount set forth, from time to time, in the Fund's Form N-1A or such other amount as the Board of Managers may determine from time to time, in its sole discretion. No Shareholder shall be obligated to make any additional Capital Contribution except to the extent otherwise provided in this Agreement.

(c)       Except as otherwise permitted by the Board of Managers, (i) initial and any additional Capital Contributions by any Shareholder shall be payable in cash, and (ii) initial and any additional Capital Contributions in cash shall be payable in one installment in readily available funds prior to the date of the proposed acceptance of the Capital Contribution.

Section 5.2 Rights of Shareholders to Capital. No Shareholder shall be entitled to interest on his, her or its Capital Contribution to the Fund, nor shall any Shareholder be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund or redemption of a part or all of such Shareholder's Shares pursuant to Sections 4.4, 4.5 or 4.6 hereof, or (ii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. No Shareholder shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

Section 5.3 Accounts.

(a) The Fund shall maintain a separate Account on its books for each Shareholder.

(b)       Each Shareholder's Account shall have an opening balance equal to the Shareholder's initial contribution to the capital of the Fund.

(c)       Each Shareholder's Account shall be increased by the sum of (i) the amount of any additional Capital Contributions by such Shareholder, plus (ii) all amounts credited to such Shareholder's Account pursuant to Section 5.4 hereof.

(d)       Each Shareholder's Account shall be reduced by the sum of (i) the amount of any repurchase of the Shareholder's Shares or distributions to such Shareholders pursuant to Section 4.4, Section 5.6, or Section 6.2 hereof which are not reinvested , plus (ii) any amounts debited against such Account pursuant to Section 5.4 hereof.

Section 5.4 Allocation of Certain Withholding Taxes and Other Expenditures.

(a)       Withholding taxes or other tax obligations paid or incurred by the Fund, directly or indirectly, that (i) are attributable to any Shareholder or (ii) results from any Shareholder's participation in the Fund, including, but not limited to, a Shareholder's failure to provide any requested information under FATCA, as determined by the Board of Managers, shall be debited against the Account of such Shareholder as of the close of the Accounting Period during which the Fund pays or incurs such obligation, and any amounts then or thereafter distributable to such Shareholder shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Shareholder and any successor to such Shareholder's Shares shall pay upon demand to the Fund the amount of such excess. The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Shareholder that may be eligible for such reduction or exemption; provided that in the event that the Fund determines that a Shareholder is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Shareholder, assist such Shareholder in applying for such refund. If any tax arises as a result of any Shareholder's failure to provide information as requested under sub-clause (ii) above, to the extent possible the Fund shall allocate such tax pro-rata based on Account balance to the Shareholder(s) who did not provide the requested information and shall be debited from the Accounts of the applicable Shareholder(s) as of the close of the Accounting Period during which any such tax was paid or accrued by the Fund.

(b)       Except as otherwise provided for in this Agreement and unless prohibited by the Investment Company Act, any material expenditures payable by the Fund, directly or indirectly, and any other Fund items, to the extent paid or incurred or withheld, directly or indirectly, on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Shareholders, as determined by the Board of Managers, shall be charged to only those Shareholders on whose behalf such expenditures or items are paid or incurred or whose particular circumstances gave rise to such expenditures or items. Such charges or items shall be debited from the Accounts of the applicable Shareholders as of the close of the Accounting Period during which any such items were paid or accrued by the Fund.

Section 5.5 Reserves.

(a)       Appropriate reserves may be created, accrued and charged against the Net Asset Value and against the Accounts of the Shareholders in proportion to their respective Investment Percentages for contingent liabilities of the Fund, if any, as of the date any such contingent liability becomes known to the Fund or the Board of Managers, such reserves to be in the amounts which the Board of Managers, in its sole discretion deems necessary or appropriate. The Board of Managers may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Accounts of those parties who are Shareholders at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Accounts of all such Shareholders, the amount of such reserve, increase, or decrease instead shall be charged or credited to the Accounts of those Shareholders who, as determined by the Board of Managers, in its sole discretion, were Shareholders at the time of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Accounts at that time.

(b)       To the extent permitted under applicable law, if at any time an amount is paid or received by the Fund (other than Capital Contributions, distributions or repurchases of Shares) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Accounts of all Shareholders at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund's accounting practices, be treated as applicable to one or more prior Accounting Periods, then such amount shall be proportionately charged or credited, as appropriate, to those persons who were Shareholders during such prior Accounting Period or Periods.

(c)       To the extent permitted by applicable law, if any amount is required by paragraph (a) or (b) of this Section 5.5 to be charged or credited to a person who is no longer a Shareholder, such amount shall be paid by or to such person, as the case may be, in cash, with interest from the date on which the Board of Managers determines that such charge or credit is required. In the case of a charge, the former Shareholder shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Shareholder be obligated to make a payment exceeding the amount of such Shareholder's Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years from the date on which such person ceased to be a Shareholder. To the extent that a former Shareholder fails to pay to the Fund, in full, any amount required to be charged to such former Shareholder pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Accounts of the Shareholders at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Accounts of the current Shareholders.

Section 5.6 Distributions.

(a)       The Board of Managers may from time to time declare and pay dividends or other distributions with respect to any Class. The amount of such dividends or distributions and the payment of them and whether they are in cash or any other property shall be wholly in the discretion of the Board of Managers.

(b)       Dividends and other distributions may be paid or made to the Shareholders of record at the time of declaring a dividend or other distribution or among the Shareholders of record at such other date or time or dates or times as the Managers shall determine, which dividends or distributions, at the election of the Board of Managers, may be paid pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Managers may determine. All dividends and other distributions on Shares of a particular Class shall be distributed pro rata to the Shareholders of that Class in proportion to the number of Shares of that Class they held on the record date established for such payment, except that in connection with any dividend or distribution program or procedures the Board of Managers may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder's purchase order and/or payment in the prescribed form has not been received by the time or times established by the Board of Managers under such program or procedure. The Board of Managers may adopt and offer to Shareholders such dividend reinvestment plans, cash dividend payout plans or related plans as the Board of Managers shall deem appropriate.

(c)       Anything in this Agreement to the contrary notwithstanding, the Board of Managers may at any time declare and distribute a stock dividend pro rata among the Shareholders of a particular Class, as of the record date of that Class fixed as provided in Section (b) hereof. The Board of Managers shall have full discretion, to the extent not inconsistent with the Investment Company Act, to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Shareholders

ARTICLE VI

DISSOLUTION AND LIQUIDATION

Section 6.1 Dissolution.

(a)       The Fund shall be dissolved upon the occurrence of any of the following events:

(i)       upon the affirmative vote to dissolve the Fund by either (A) a majority of the Managers, or (B) Shareholders holding at least three-quarters (3/4) of the total number of votes eligible to be cast by all Shareholders; or

(ii)       as required by operation of law.

(b)       Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

Section 6.2 Liquidation of Assets.

(a)       Upon the dissolution of the Fund as provided in Section 6.1 hereof, one or more Managers or the Adviser, acting as liquidator under appointment by the Board of Managers (or, if the Board of Managers does not appoint one or more Managers or the Adviser to act as liquidator or is unable to perform this function, another liquidator elected by Shareholders holding a majority of the total number of votes eligible to cast by all Shareholders), shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amounts as the Board of Managers or the liquidator, as applicable, deems appropriate in its sole discretion) shall, subject to the PR Act, be distributed in the following manner:

(i)       in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Shareholders, up to and including the date that distribution of the Fund's assets to the Shareholders has been completed, shall first be paid on a pro rata basis;

(ii)       such debts, liabilities or obligations as are owing to the Shareholders shall be paid next in their order of seniority and on a pro rata basis; and

(iii)       to the Shareholders in accordance with Section S.6.

(b)       Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund, if the Board of Managers or other liquidator determines that such a distribution would be in the interests of the Shareholders in facilitating an orderly liquidation; provided, however, that if any in-kind distribution is to be made the assets distributed in kind shall be valued pursuant to Section 7.4 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

(c)       If the Board of Managers determines that it is in the best interest of the Shareholders, the Board of Managers may, in its sole discretion, distribute the assets of the Fund into and through a liquidating trust to effect the liquidation of the Fund.

ARTICLE VII

ACCOUNTING, TAX MATTERS AND VALUATIONS

Section 7.1 Accounting and Reports.

(a)       The Fund shall adopt for tax accounting purposes any accounting method that the Board of Managers shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

(b)       As soon as reasonably practicable, the Fund shall furnish to each Shareholder such information regarding the operation of the Fund and such Shareholder's Shares as is necessary for Shareholders to complete U.S. federal, state and local income tax or information returns.

(c)       Except as otherwise required by the Investment Company Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.l(c) is being made, the Fund shall send to each Shareholder a semi-annual report and an annual report (as applicable) containing the information required by the Investment Company Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles (or, if permitted by relevant law and approved by the Board of Managers, in accordance with international financial reporting standards). The Fund may also furnish to each Shareholder such other periodic reports and information regarding the affairs of the Fund as it deems necessary or appropriate in its sole discretion.

(d)       Except as set forth specifically in this Section 7.1, no Shareholder shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Shareholder or former Shareholder, including information about the Capital Contribution of a Shareholder, or about the affairs of the Fund. No act of the Fund, X-Square Capital, LLC, or any other Person that results in a Shareholder being furnished any such information shall confer on such Shareholder or any other Shareholder the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund's ability to enforce the limitations set forth in the first sentence of this Section 7.l(d).

Section 7.2 Determinations by the Board of Managers. All matters concerning the determination and allocation among the Shareholders of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers (either directly or by the Adviser, to the extent consistent with its administrative functions, pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Shareholders.

Section 7.3 Tax Matters.

(a)       The Board of Managers shall have the exclusive authority and discretion on behalf of and in the name of the Fund to (i) prepare and file all necessary tax returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Fund and withhold amounts with respect thereto from funds otherwise distributable to any Shareholder; (ii) make any and all tax elections permitted to be made under the Code, and any applicable state, local or foreign tax law; and (iii) determine the tax treatment of any Fund transaction or item for purposes of completing the Fund's U.S federal, state, local or foreign tax returns.

(b)       If the Fund is required to withhold taxes on any distribution or payment to, or pay or incur any tax with respect to any income allocable to or otherwise on account of any Shareholder, the Fund may withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any and all amounts withheld in respect of a distribution or other payment to a Shareholder shall be treated as amounts paid to such Shareholder for all purposes of this Agreement.

(c)       (The Board of Managers is authorized to cause, and each Shareholder hereby consents to the Board of Managers causing, at any time, the Fund to make all elections for federal, state and local income tax purposes permitted under the Code and the PR Code, including, without limitation, elections of methods of depreciation and elections under the Code. The decision to make or not make an election shall be at the Board of Managers' sole and absolute discretion. In addition, the Board of Managers is authorized to cause the Fund to (i) elect to be treated as a "regulated investment company" within the meaning of Section 851 of the Code and (ii) make a "deemed sale election" (as set forth in Treasury Regulation Section 1.337(d)-7(c)(S)) with respect to its assets deemed to be transferred to such association taxable as a corporation for U.S. federal income tax purposes.]

(d) Allocation of profits and Losses shall be in accordance with the income tax accounting principles prescribed in the PR Code and the PR Code Regulations, in order for such allocations to be respected for Puerto Rico income tax purposes. All references herein to the Code or the Code Regulations shall be deemed to be references to the equivalent sections in the PR Code and the PR Code Regulations. In the absence of an equivalent section in the PR Regulations, any reference to the Code Regulations shall be applicable only to the extent not incompatible with the tax accounting principles prescribed in the PR Code.

Section 7.4 Valuation of Assets.

(a)       Except as may be required by the Investment Company Act, the Fund shall calculate its Net Asset Value as of the close of business on the last day of each Accounting Period. Except as may be required by the Investment Company Act, the Managers will value or cause to have valued any Securities or other assets and liabilities of the Fund in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the Investment Company Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)       The Net Asset Value of the Fund shall be conclusive and binding on all of the Shareholders and all parties claiming through or under them.

(c)       The following guidelines shall apply for purposes of determining the Net Asset Value of the Fund:

(i)       The amount payable to a Shareholder or former Shareholder whose Shares are repurchased pursuant to Article IV shall be treated as a liability of the Fund, until paid, from (but not prior to) the beginning of the Accounting Period on the Repurchase Date for such Shares.

(ii)       The amount to be received by the Fund on account of any Capital Contribution pursuant to Article II or Article V shall be treated as an asset of the Fund from (but not before) the beginning of the Accounting Period on the effective date of such Capital Contribution.

(iii)       Distributions made pursuant to Section 5.6, other than as of the beginning of an Accounting Period, shall be treated as an advance and as an asset of the Fund, until the beginning of the Accounting Period following the date of distribution.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment of Limited Liability Company Agreement.

(a)       Except as otherwise provided in this Section 8.1, this Agreement shall be amended, in whole or in part, with the approval of a majority of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the Investment Company Act), and, if required by the Investment Company Act, the approval of the Shareholders by such vote as is required by the Investment Company Act.

(b)       Any amendment to this Agreement that would:

(i) increase the obligation of a Shareholder to make any Capital Contribution;

(ii) reduce the Account balance of a Shareholder other than in accordance with Article V hereof; or

(iii)       modify the events causing the dissolution of the Fund, may be made only if (x) the written consent of each Shareholder adversely affected thereby is obtained prior to the effectiveness thereof or (y) such amendment does not become effective until (A) each Shareholder has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(ii) hereof) and (B) any Shareholder objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender his or her entire Shares for repurchase by the Fund.

(c)       Without limiting the generality of the foregoing, the power of the Board of Managers to amend this Agreement at any time without the consent of the Shareholders includes, but is not limited to, the power to:

(i)       restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document; and

(ii)       amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to change the name of the Fund in accordance with Section 2.2 hereof or to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof.

Section 8.2 Special Power of Attorney.

(a)       Each Shareholder hereby irrevocably makes, constitutes and appoints the Adviser and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys- in-fact of, and in the name, place and stead of, such Shareholder, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(i)       any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(ii)       any amendment to the Certificate required because this Agreement is amended or as otherwise required by the PR Act; and

(iii)       all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the Commonwealth of Puerto Rico or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the PR Act. The Adviser hereby accepts the appointment provided in this Section 8.2 and agrees to assume and perform its obligations thereunder.

(b)       Each Shareholder is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Shareholder's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Shareholder agrees that, notwithstanding any objection that such Shareholder may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Shareholder is fully aware that each Shareholder will rely on the effectiveness of this special power- of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)       This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and any liquidator of the Fund's assets, appointed pursuant to Section 6.2 hereof, and as such:

(i)       shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any Shareholder granting this power-of-attorney, regardless of whether the Fund, the Board of Managers or any liquidator shall have had notice thereof; and

(ii)       shall survive the delivery of a Transfer by a Shareholder of all or any portion of such Shareholder's Shares, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Shareholder, or upon withdrawal of a Shareholder from the Fund pursuant to a repurchase of Shares or otherwise, this power-of- attorney given by the transferor shall terminate.

Section 8.3 Notices. Notices that may or are required to be provided under this Agreement shall be made, if to a Shareholder, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund); or, if to the Fund, the Board of Managers, or the Adviser, in writing (either by way of facsimile or registered mail) and sent as follows, or to such other address as the parties may agree from time to time:

If to the Adviser:

X-Square Capital, LLC

Suite 1111

208 Ponce De Leon Ave

San Juan, PR 00918

with a copy to:

Gabriel Medina

If to the Fund or to the Board of Managers:

X-Square Capital, LLC

Suite 1111

208 Ponce De Leon Ave

San Juan, PR 00918

Notices to a Shareholder shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier or other electronic means. Notices to the Fund, the Board of Managers, or adviser shall be effective on the close of business on the day upon which it is actually received. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

Section 8.4 Agreement Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

Section 8.5 Applicability of Investment Company Act and Form N-1A. The parties hereto acknowledge that this

Agreement is not intended to, and does not set forth the substantive provisions contained in the Investment Company Act and Form N-1A which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Shareholders. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the Investment Company Act and Form N-1A.

Section 8.6 Choice of Law; Arbitration.

(a)       Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the Commonwealth of Puerto Rico, including the PR Act, without regard to the conflict of law principles of such State.

(b)       Each Shareholder agrees to submit all controversies arising between or among Shareholders or one or more Shareholders and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Shareholder understands that:

(i)       arbitration is final and binding on the parties;

(ii)       the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(iii)       pre-arbitration discovery is generally more limited than and different from court proceedings;

(iv)       the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(v)       a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)       All controversies referred in this Section 8.6 shall be determined at the election of the Fund by arbitration before an arbitration panel convened by the Financial Industry Regulatory Authority, to the fullest extent permitted by law. The parties may also select any national securities exchange's arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Shareholder agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)       No Shareholder shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Shareholder is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

Section 8.7 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among past, present and future Shareholders, Managers and the Fund. This Agreement is not intended for the benefit of non-Shareholder creditors and no rights are granted to non-Shareholder creditors under this Agreement.

Section 8.8 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

Section 8.9 Merger and Consolidation.

(a)       The Fund may merge or consolidate with or into one or more limited liability companies formed under the PR Act or other business entities pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by the PR Act.

(b)       Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with the PR Act may, to the extent permitted by Section 18 209(b) of the PR Act: (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

Section 8.10 Confidentiality.

(a)       A Shareholder may obtain from the Fund, for any purpose reasonably related to the Shareholder's Shares, certain confidential information regarding the business affairs or assets of the Fund as is just and reasonable under the PR Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board of Managers (the "Confidential Information").

(b)       Each Shareholder covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Shareholder or any other Confidential Information without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

(c)       Each Shareholder recognizes that in the event that this Section 8.10 is breached by any Shareholder or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Shareholders and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Shareholders and the Fund may be entitled, such Shareholders and the Fund also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith.

(d)       Notwithstanding anything to the contrary in this Agreement, the Fund shall have the right to keep confidential from the Shareholders for such period of time as it deems reasonable any information which the Board of Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

(e)       Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities and tax laws, each Shareholder (and any employee, representative or other agent thereof) shall not disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Shares (including the tax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Shareholder relating to such tax treatment and tax structure. For this purpose, "tax structure" means any facts relevant to the federal income tax treatment of the offering and ownership of Shares (including the lax treatment and tax structure of any Fund transactions) and any transaction described in this Agreement, and does not include information relating to the identity of the Fund or its Affiliates. Nothing in this paragraph shall be deemed to require the Fund to disclose to any Shareholder any information that the Fund is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

Section 8.11 Certification of Non-Foreign Status. Each Shareholder or transferee of Shares from a Shareholder that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other lime thereafter as the Board of Managers may request, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Shareholder's status. Any Shareholder who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

Section 8.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Shareholder agrees that it is the intention of the Shareholders that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

Section 8.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that, to the extent permitted by applicable law, the Fund, without the approval of any Shareholder, may enter into written agreements with Shareholders affecting the terms hereof or of any application in order to meet certain requirements of such Shareholders. The parties hereto agree that any terms contained in any such agreement with a Shareholder shall govern with respect to such Shareholder notwithstanding the provisions of this Agreement or of any application.

Section 8.14 Discretion. Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, to the fullest extent permitted by law, whenever in this Agreement a person is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Shareholders, or (ii) in its "good faith" or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section 8.15 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 8.16 THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 BEGINNING ON PAGE 31 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10 BEGINNING ON PAGE 33.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

X-Square Capital, LLC

On its own behalf as Adviser and pursuant to the Special Power of Attorney granted to it as Adviser pursuant to Section 8.2 hereof.

By:	/s/ Ruben Tapia
Name:	Ruben Tapia
Title:	COO/CFO

X-Square Balanced Fund, LLC

By:	/s/ Ignacio Canto
Name:	Ignacio Canto
Title:	Chairman of the Board